Exhibit (a)(6)


                                Supplement No. 2
                           Offer to Purchase for Cash
               Up to 11,750 Units of Limited Partnership Interest

                                       in

                     Fox Strategic Housing Income Partners,
                        a California limited partnership

                                       for

                                $200 Net Per Unit

                                       by

                             AIMCO Properties, L.P.

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THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT
         NEW YORK TIME, ON JUNE 30, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     On April 30, 1999, AIMCO Properties, L.P. offered to purchase up to 11,750 of the outstanding units of limited partnership interest ("Units") in Fox Strategic Housing Income Partners, a California limited partnership (the "Partnership"), at a purchase price of $200 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 27, 1999, as supplemented by a Supplement No. 1 dated May 27, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal. Capitalized terms used in this Supplement No. 2 that are not defined shall have the meaning given to such term in the Offer to Purchase.

     The purpose of this Supplement No. 2 is to extend the Expiration Date until 12:00 midnight, New York City time on June 30, 1999.

     If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.


                                                          AIMCO PROPERTIES, L.P.


June 14, 1999